INVESTMENT SUB-ADVISORY AGREEMENT

INVESTMENT SUB-ADVISORY AGREEMENT, dated as of December 29, 2023, by and between Symmetry Partners, LLC (the “Adviser”) and J.P. Morgan Investment Management (the “Sub-Adviser”), with respect to the series of Symmetry Panoramic Trust (the “Trust”) listed in Appendix A (the “Funds”).

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, the Adviser has entered into an Investment Advisory Agreement (“Advisory Agreement”) with the Trust, an open-end management investment company registered under the Investment Company Act of 1940, as amended (“Investment Company Act”);

WHEREAS, the Adviser is responsible for, among other things, providing a continuous investment program for the Funds, monitoring the implementation of each Fund’s investment program, assessing each Fund’s investment objectives and policies, composition, investment style and investment process, effecting transactions for each Fund and selecting brokers or dealers to execute such transactions for each Fund, developing and evaluating strategic initiatives with respect to the Funds, making recommendations to the Board regarding the investment programs of the Funds, including any changes to Fund investment objectives and policies, coordinating and/or implementing strategic initiatives approved by the Trust’s Board of Trustees (“Trust Board”), and preparing and providing reports to the Trust Board on the impact of such strategic initiatives on the Funds;

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act;

WHEREAS, the Adviser has the authority under the Advisory Agreement to select and contract with one or more sub-advisers to sub-advise the series of the Trust and the Adviser desires to retain the Sub-Adviser to render investment sub-advisory and certain other services to the Fund(s) (or an allocated portion thereof) specified in Appendix A hereto, as amended from time to time (“Fund(s)”), in the manner and on the terms hereinafter set forth;

WHEREAS, the Trust Board has approved the selection of the Sub-Adviser as a sub-adviser to the Fund(s);

WHEREAS, the Sub-Adviser is willing to furnish such services to the Fund(s); and

WHEREAS, in connection with the delegation of responsibilities to a sub-adviser, the Adviser remains responsible for, among other things: (1) overseeing the performance of delegated functions by each sub-adviser; (2) assessing each Fund’s investment focus and furnishing the Trust Board with periodic reports concerning the performance of delegated responsibilities by the sub-adviser; (3) allocating and reallocating the assets of a Fund, or an allocated portion thereof, managed by one or more sub-advisers for such Fund and coordinating the activities of all sub-advisers; (4) monitoring the sub-adviser’s implementation of the investment program established by the Adviser with respect to each Fund (or allocated portions thereof) under the management of such sub-adviser; (5) causing the appropriate sub-adviser(s) to furnish to the Trust Board such information and reports as the Trust Board may reasonably request; and (6) compensating the sub-adviser in the manner specified by the sub-advisory agreement;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the Adviser and the Sub-Adviser agree as follows:

1.	APPOINTMENT OF THE SUB-ADVISER

The Adviser hereby appoints the Sub-Adviser to act as sub-adviser to the Fund(s), subject to the supervision and oversight of the Adviser and the Trust Board, and in accordance with the terms and conditions of this Agreement. The Sub-Adviser will be an independent contractor and will have no authority to act for or represent the Adviser or the Trust in any way or otherwise be deemed an agent of the Adviser or the Trust, except as expressly authorized in this Agreement or another writing by the Adviser or the Trust and the Sub-Adviser.

2.	ACCEPTANCE OF APPOINTMENT

The Sub-Adviser accepts its appointment as investment sub-adviser to the Fund(s) and agrees to render the services herein set forth, for the compensation herein provided.

The assets of the Fund(s) will be maintained in the custody of a custodian (who shall be identified by the Adviser in writing). The Sub-Adviser will not have custody of any cash, securities or other assets of the Fund(s) and will not be liable for any loss resulting from any act or omission of the custodian other than acts or omissions arising in reliance on instructions of the Sub-Adviser.

3.	SERVICES TO BE RENDERED BY THE SUB-ADVISER

A.       Investment Selection Services. As a sub-adviser to the Fund(s), the Sub-Adviser will invest and reinvest the assets of the Fund(s) allocated to it by the Adviser and determine the composition of such assets, subject always to the supervision and control of the Adviser and the Trust Board. As part of the services it will provide hereunder, the Sub-Adviser will, in each case subject to the applicable Fund’s investment objective(s), strategies, policies and restrictions set forth in its Prospectus (as defined below) and any additional investment guidelines or instructions provided to the Sub-Adviser:

i.	formulate and implement a continuous investment program for each of the Fund(s);

ii.	have full discretionary authority to manage the investment of the assets of the Fund(s), including the authority to purchase, sell, cover open positions, and generally to deal in securities, financial and commodity futures contracts, other derivatives transactions, options, short-term investment vehicles and other property and assets comprising or relating to the Fund(s), except that the Sub-Adviser will manage the investment of each Fund’s assets so that (a) the Adviser can continue to rely on the exception to the definition of “commodity pool operator” in accordance with U.S. Commodity Futures Trading Commission (“CFTC”) Rule 4.5; and (b) unless otherwise advised by the Adviser, each Fund will be a “limited derivatives user” as such term is defined in Rule 18f-4(c)(4) under the Investment Company Act.

iii.	obtain and evaluate, to the extent deemed necessary or advisable by the Sub-Adviser in its discretion, pertinent economic, statistical, financial and other information affecting the economy generally and individual companies or industries, the securities of which are included in the Fund(s) or are under consideration for inclusion in the Fund(s);

iv.	take whatever reasonable steps are necessary to implement the investment program(s) for the Fund(s) by arranging for the purchase and sale of securities and other investments, including issuing directives to the administrator of the Trust as necessary for the appropriate implementation of the investment program(s) of the Fund(s);

v.	keep the Adviser fully informed in writing on an ongoing basis as agreed by the Adviser and the Sub-Adviser of all material facts concerning the investment and reinvestment of the assets of the Fund(s), the Sub-Adviser and its key investment personnel and operations and such other information as the Adviser may reasonably request; make regular and periodic special written reports of such additional information concerning the same as may reasonably be requested from time to time by the Adviser or the Trust Board; and attend meetings with the Adviser and/or the Trust Board, as reasonably requested, to discuss the foregoing;

vi.	in accordance with procedures and methods established by the Trust Board, which may be amended from time to time, to the extent not prohibited by applicable law or confidentiality obligation, provide, upon request, reasonable assistance in determining the fair value of, and/or use reasonable efforts to arrange for the provision of valuation information or fair value prices from parties independent of the Sub-Adviser for, each security or other asset of the Fund(s) for which market quotations are not readily available. The Adviser agrees that the Sub-Adviser is not a pricing agent for the Trust;

vii.	provide, upon request, any and all reasonable material composite performance information, records and supporting documentation about composite accounts the Sub-Adviser manages that have investment objectives, policies and strategies substantially similar to those employed by the Sub-Adviser in managing the Fund(s) or that may be reasonably necessary, under applicable laws, to allow the Trust or its agent to present information concerning the Sub-Adviser’s prior performance in the Prospectus (as hereinafter defined) or in any permissible reports and materials prepared by the Adviser, the Trust or their agents;

viii.	adopt and implement internal processes and/or systems for making and/or keeping records relating to its services pursuant to this Agreement; and provide the Adviser and staff of the SEC (as defined below) with access to the records through computers or systems or through any other agreed upon means of access for at least five years; and

ix.	cooperate with and provide reasonable assistance to the Adviser, the Trust’s administrator, the Trust’s custodian and foreign custodians, the Trust’s transfer agent and pricing agents, and all other agents and representatives of the Trust and the Adviser, and provide responses within a commercially reasonable period of time to reasonable requests made by such persons.

B.       Portfolio Transactions. Subject to the supervision of the Adviser and the conditions set forth herein, the Sub-Adviser is authorized to execute transactions in portfolio securities and other instruments for each Fund in connection with the services provided hereunder.

i.	The Sub-Adviser will place all necessary orders for a Fund with members of securities exchanges, brokers, dealers, futures commission merchants, issuers, and other permissible intermediaries reasonably selected by the Sub-Adviser, and will negotiate brokerage commissions, if applicable, and other transaction terms. In placing any orders for the purchase or sale of investments for the Fund(s), in the name of the Fund(s) or a nominee of the Fund(s), the Sub-Adviser shall use its best efforts to seek to obtain for the Fund(s) “best execution,” consistent with its obligations under applicable laws and regulations considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement. The Sub-Adviser is directed at all times to seek to execute transactions for the Fund(s) in accordance with any written policies, practices or procedures established by the Trust Board or the Adviser and provided to the Sub-Adviser. For avoidance of doubt, Adviser understands the Sub-Adviser will comply with the Sub-Adviser’s best execution, trade aggregation and trade allocation policies and procedures, which have been provided to the Adviser.

ii.	The Sub-Adviser may select brokers, dealers and other intermediaries that are affiliated persons of the Trust, a Fund, the Adviser or the Sub-Adviser, provided that any transactions with any such affiliated person are executed in accordance with applicable laws, including the Investment Company Act, and the rules, regulations and any applicable orders and regulatory interpretations thereunder, and applicable compliance policies and procedures as in effect from time to time.

iii.	The Sub-Adviser may, to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and any additional policies, procedures and restrictions adopted for the Fund(s) that are applicable to the Sub-Adviser or its services to the Funds hereunder, cause the Fund(s) to pay a broker or dealer that provides brokerage or research services to the Sub-Adviser or the Adviser an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines, in good faith, that such amount of commission is reasonable in relationship to the value of the brokerage or research services provided viewed in terms of either that particular transaction or the Sub-Adviser’s overall responsibilities with respect to the accounts as to which it exercises investment discretion. To the extent authorized by Section 28(e) and the Trust Board, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action. Subject to seeking best execution, the Adviser or the Trust Board may direct the Sub-Adviser to effect transactions in portfolio securities through broker-dealers in a manner that will help generate resources to pay the cost of certain expenses that the Trust is required to pay or for which the Trust is required to arrange payment.

iv.	On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund(s) as well as other clients of the Sub-Adviser, the Sub-Adviser to the extent permitted by applicable laws and regulations, is authorized to aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. Allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner which the Sub-Adviser considers to be equitable and consistent with its fiduciary obligations to the Fund(s) and to its other clients over time. The Adviser agrees that the Sub-Adviser and its affiliates may give advice and take action in the performance of their duties with respect to any of their other clients that may differ from advice given, or the timing or nature of actions taken, with respect to the Fund(s). The Adviser also acknowledges that the Sub-Adviser and its affiliates are fiduciaries to other entities, some of which have the same or similar investment objectives (and will hold the same or similar investments) as the Fund(s), and that the Sub-Adviser will carry out its duties hereunder together with its duties under such relationships. Nothing in this Agreement shall be deemed to confer upon the Sub-Adviser any obligation to purchase or sell or to recommend for purchase or sale for the Fund(s) any investment that the Sub-Adviser, its affiliates, officers or employees may purchase or sell for its or their own account or for the account of any client, if in the sole discretion of the Sub-Adviser it is for any reason impractical or undesirable to take such action or make such recommendation for the Fund(s).

C.       Expenses. During the term of this Agreement, the Sub-Adviser will bear all expenses incurred by it in connection with the performance of its services under this Agreement. The Sub-Adviser, at its expense, will furnish: (i) all necessary facilities and personnel, including salaries, expenses and fees of any personnel, required for it to faithfully perform its duties under this Agreement; and (ii) administrative facilities, including bookkeeping, and all equipment necessary for the efficient conduct of the Sub-Adviser’s duties under this Agreement. The Sub-Adviser will not be responsible for the expenses of the Fund(s), the Trust, the Adviser, or any other Fund service provider not retained by the Sub-Adviser, including, but not limited to: expenses incurred in the distribution of shares of the Fund(s); fees and expenses related to any required filings, or any amendment or supplement thereto, under the Securities Act of 1933, as amended (“Securities Act”), the Investment Company Act or otherwise; interest expense, taxes, fees and commissions of every kind; and charges and expenses of custodians, transfer agents, dividend disbursing agents, shareholder servicing agents and other service providers to the Fund(s) or the Trust.

D.       Compliance and Other Matters. In furnishing services hereunder, the Sub-Adviser shall act in the best interests of each Fund and shall be subject to, and shall perform in accordance with, the following: (i) the Trust’s Agreement and Declaration of Trust and By-Laws, each as amended from time to time (“Governing Documents”); (ii) the currently effective Prospectus and Statement of Additional Information of the Trust, filed with the U.S. Securities and Exchange Commission (“SEC”) as part of the Trust’s registration statement on Form N-1A, as amended and/or supplemented (“Prospectus”); (iii) the Investment Company Act and the Advisers Act and the rules under each, and all other federal and state laws or regulations applicable to the Trust and the Fund(s); (iv) the Trust’s compliance policies and procedures, including those adopted pursuant to Rule 38a-1 under the Investment Company Act (“Compliance Manual”) and other policies and procedures adopted from time to time by the Trust Board; (v) in compliance with such investment guidelines or restrictions (including, but not limited to, factor targets and geographic ratios) established from time to time by the Adviser or the Trust which shall be communicated in writing by the Adviser to the Sub-Adviser in advance, and which may be amended by the Adviser or the Trust upon reasonable notice to the Sub-Adviser (“Guidelines”); and (vi) the written instructions of the Adviser (including, but not limited to, instructions to execute trades at the Adviser’s discretion to generate cash for payment of redemptions or fees, to reinvest cash, for general rebalancing and portfolio management purposes, and to facilitate tax-loss harvesting). Prior to the commencement of the Sub-Adviser’s services hereunder, the Adviser shall provide the Sub-Adviser with current copies of the Governing Documents, Prospectus, Compliance Manual, Guidelines and other relevant policies and procedures adopted by the Trust Board. The Adviser undertakes to provide the Sub-Adviser with copies or other written notice of any material amendments, modifications or supplements to any such above-mentioned document. For avoidance of doubt, Sub-Adviser shall not be liable for not complying with the any updates or amendments made to the Fund(s) Governing Documents, Prospectus, Guidelines or any other relevant policies or procedures prior to it being delivered to Sub-Adviser, unless Sub-Adviser is otherwise informed in writing the details of such updates or amendments in advance of their taking effect that would allow Sub-Adviser to implement the necessary updates or amendments within a commercially reasonable amount of time.

In addition, to the extent prohibited under, or necessary to comply with, the Investment Company Act, the Sub-Adviser will not consult with any other sub-adviser to (i) the Fund(s), (ii) any other series of the Trust or (iii) any other investment company under common control with the Trust concerning transactions of the Fund(s) in securities or other assets. (For the avoidance of doubt, the foregoing restriction shall not be deemed to prohibit the Sub-Adviser from consulting with (i) any of its affiliated persons concerning transactions in securities or other assets or (ii) any of the other covered sub-advisers concerning compliance with paragraphs (a) and (b) of Rule 12d3-1 under the Investment Company Act.)

E.       Books and Records. The Sub-Adviser will maintain all accounts, books and records with respect to the Fund(s) that are required of an investment adviser of a registered investment company pursuant to the Investment Company Act and Advisers Act and the rules thereunder and that are not being maintained by the Adviser, and shall file with the SEC all forms pursuant to Section 13 of the Exchange Act on behalf of the Trust reflecting holdings over which the Sub-Adviser and its affiliates have investment and/or voting discretion. To the extent that the Sub-Adviser is not responsible herein for making such filings, it will provide reasonable assistance to the Adviser or other service provider of the Fund(s) that are so responsible to the extent the Sub-Adviser has information required to be disclosed or reported.

F.       Proxies; Litigation; Class Actions. The Adviser hereby delegates to the Sub-Adviser the Adviser’s discretionary authority to exercise voting rights with respect to the securities and investments of the Fund(s). Subject to its receipt of all necessary voting materials, the Sub-Adviser shall vote all proxies with respect to investments of the Fund(s) in accordance with the Sub-Adviser’s proxy voting guidelines in effect from time to time. The Adviser agrees to instruct Custodian to forward all proxy materials and related shareholder communications to the designee provided by the Sub-Adviser promptly upon receipt. The Sub-Adviser shall not be liable with regard to voting of proxies or other corporate actions if the proxy materials and related communications are not received in a timely manner, unless Sub-Adviser fails to notify the Adviser or Custodian of a change in designee. The Sub-Adviser will not be responsible for making any class action filings on behalf of the Fund(s). The Sub-Adviser shall provide the Adviser with any information it receives on behalf of the Fund(s) regarding class action claims or any other legal matters involving any asset held in the Fund(s) portfolio and shall cooperate with the Adviser to the extent reasonably practicable for the Adviser to pursue or participate in any such action.

4.	LIMITED POWER OF ATTORNEY

The Adviser hereby appoints the Sub-Adviser as the Trust’s agent and attorney-in-fact for the limited purpose of, to the extent applicable for a Fund and subject to the limitations set forth in this Agreement: (i)opening and executing account documentation, agreements, contracts and other documents (including futures and options account agreements (including swaps addenda thereto), cleared derivative execution agreements, International Swaps and Derivatives Association, Inc. master agreements and credit support annexes (“ISDAs”) and any related clearing agreements or control agreements and other agreements related to the foregoing) in the name of, binding against and on behalf of the Fund; and (ii) making such customary representations, warranties and indemnities, and provide such customary representation letters in the name of, binding against and on behalf of the Fund(s), as are typical and required in ISDAs; and (iii) to the extent customary for the industry, taking or performing such actions (including without limitation, but in all cases subject to the requirements and restrictions set forth in this Agreement and only to the extent necessary to effect the intended investment for the Fund, pledging, delivering and/or receiving of collateral and/or margin, engaging in trades, giving or receiving instructions or notices and/or providing any information relating to the Fund(s) account), as shall be requested by the brokers, dealers, future commission merchants, swap dealers and/or clearing houses or other intermediaries, counterparties and other persons or entities as Sub-Adviser shall reasonably select in connection with the services provided by it hereunder. Any person dealing with the Sub-Adviser in its capacity as attorney-in-fact hereunder is hereby expressly put on notice that the Sub-Adviser is acting solely in the capacity as an agent of the Trust, that the Trust’s certificate of trust is on file with the Delaware Secretary of State and that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust are enforceable against the assets of such series only, and not against the assets of the Trust generally, or any other series thereof. The Sub-Adviser assumes no personal liability whatsoever for obligations of the Fund(s) entered into by the Sub-Adviser in its capacity as attorney-in-fact. For the avoidance of doubt, nothing in this Section 4 is intended to obviate any liability of the Sub-Adviser under this Agreement to the extent contemplated in Section 6.A.

5.	COMPENSATION OF THE SUB-ADVISER

The Adviser will pay the Sub-Adviser a fee with respect to each of the Fund(s) as specified in Appendix A to this Agreement. Payments shall be made to the Sub-Adviser on or about the fifth day of each month; however, this fee will be calculated daily for each of the Fund(s) based on the net assets thereof on each day and accrued on a daily basis.

6.	LIABILITY AND INDEMNIFICATION

A.       Sub-Adviser. Except as may otherwise be provided by the Investment Company Act or any other federal securities law (whose provisions may not be waived or altered by contract), the Sub-Adviser shall not be liable for any losses, claims, damages, liabilities or litigation (including reasonable attorneys’ fees) incurred or suffered by the Fund(s), the Trust or the Adviser as a result of any error of judgment, mistake of law, or other action or omission by the Sub-Adviser; provided, however, that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Sub-Adviser for, and the Sub-Adviser shall indemnify and hold harmless the Adviser and the Trust, all affiliated persons thereof (as defined in Section 2(a)(3) of the Investment Company Act) and all controlling persons thereof (as described in Section 15 of the Securities Act) (collectively, “Adviser Indemnitees”) against, any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Adviser Indemnitees may become subject under the Securities Act, the Investment Company Act, the Advisers Act or any other statute, or at common law or otherwise, arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Sub-Adviser in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Prospectus, proxy materials, or other regulatory filings of or for the Fund(s) or the Trust, and quarterly fact sheets for the Fund(s) to the extent the Sub-Adviser had the opportunity to review prior to its use or dissemination, or the omission to state therein a material fact known to the Sub-Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Adviser or the Trust by the Sub-Adviser Indemnitees (as defined below) for use therein, unless such statement or omission was made in reasonable reliance upon information furnished to the Sub-Adviser by the Adviser Indemnitees.

B.       Adviser. Except as may otherwise be provided by the Investment Company Act or any other federal securities law (whose provisions may not be waived or altered by contract), the Adviser shall not be liable for any losses, claims, damages, liabilities or litigation (including reasonable attorneys’ fees) incurred or suffered by the Sub-Adviser as a result of any error of judgment, mistake of law, or other action or omission by the Adviser; provided, however, that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Adviser for, and the Adviser shall indemnify and hold harmless the Sub-Adviser, all affiliated persons thereof (as defined in Section 2(a)(3) of the Investment Company Act) and all controlling persons thereof (as described in Section 15 of the Securities Act) (collectively, “Sub-Adviser Indemnitees”) against, any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Sub-Adviser Indemnitees may become subject under the Securities Act, the Investment Company Act, the Advisers Act or any other statute, or at common law or otherwise, arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Adviser in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Prospectus, proxy materials, or other regulatory filings of or for the Fund(s) or the Trust, and quarterly fact sheets for the Fund(s) to the extent the Adviser had the opportunity to review prior to its use or dissemination, or the omission to state therein a material fact known to the Adviser that was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reasonable reliance upon information furnished to the Adviser or the Trust by the Sub-Adviser Indemnitees.

7.	REPRESENTATIONS OF ADVISER

The Adviser represents, warrants and covenants that:

A.       The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing its obligations under this Agreement; (iii) has met, and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform its obligations under this Agreement; (iv) has the power and authority to enter into and perform its obligations under this Agreement; (v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as the investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise; (vi) has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and that the Adviser and certain of its employees, officers and directors are subject to reporting requirements thereunder; and (vii) the Adviser is exempt or excluded from registering as a commodity pool operator or commodity trading adviser under the Commodity Exchange Act with respect to the Fund(s) and is not required to be a member of the National Futures Association because it does not engage in activity that requires such registration or membership.

B.       The Adviser will promptly notify the Sub-Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund(s) and affecting the Sub-Adviser to the extent permitted; provided, however, that routine regulatory examinations not involving the Sub-Adviser shall not be required to be reported by this provision.

C.       The Adviser agrees to promptly notify the Adviser if any of the above representations, warranties and covenants ceases to be true.

8.	REPRESENTATIONS OF SUB-ADVISER

The Sub-Adviser represents, warrants and covenants as follows:

A.       The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing its obligations under this Agreement; (iii) has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform its obligations under this Agreement; (iv) has the power and authority to enter into and perform its obligations under this Agreement; (v) will promptly notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise; (vi) has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and that the Sub-Adviser and certain of its employees, officers, partners and directors are subject to reporting requirements thereunder and that the Sub-Adviser shall, on a timely basis, furnish a copy of such code of ethics or a summary thereof to the Adviser); and (vii) the Sub-Adviser has provided the Adviser with a copy of its Form ADV, which as of the date of this Agreement is its Form ADV as most recently filed with the SEC, and will furnish a copy of all amendments to the Adviser at least annually. The Sub-Adviser shall provide the Adviser with information regarding material violations of the Sub-Adviser’s code of ethics on at least a quarterly basis, including the number and nature of such violations.

B.       The Sub-Adviser will promptly notify the Adviser and the Trust if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund(s) or the Trust; provided, however, that routine regulatory examinations not involving the Fund(s) or the Trust shall not be required to be reported by this provision.

C.       The Sub-Adviser will notify the Adviser of any “assignment” (as defined in the Investment Company Act) of this Agreement by the Sub-Adviser, and of any changes in the key personnel who are either the portfolio manager(s) of the Fund(s) or senior management of the Sub-Adviser, in each case a reasonable time prior to the occurrence of such events if practicable. The Sub-Adviser must notify the Adviser in advance of any material changes to its investment process.

D.       The Sub-Adviser agrees to maintain a commercially reasonable level of errors and omissions or professional liability insurance coverage.

E.       The Sub-Adviser agrees that neither it, nor any of its affiliates, will knowingly in any way refer directly or indirectly to its relationship with the Fund(s), the Trust or the Adviser or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Adviser, except as required by rule, regulation or upon the request of a governmental authority. However, the Sub-Adviser may use the performance of the Fund(s) in its composite performance. Nothing in this Agreement is intended to prevent, or shall be construed as preventing, the Sub-Adviser or its affiliates from using the names of the Fund(s), the Trust or the Adviser in any response to a request for information/proposal, and the Sub-Adviser and its affiliates are expressly authorized to include the names of the Fund(s), the Trust and the Adviser on a representative client list.

F. Although the Sub-Adviser is registered as a commodity trading advisor (“CTA”) under the CEA, the Sub-Adviser is providing commodity interest trading advice to the Adviser with respect to each of the Fund(s) as if the Sub-Adviser were exempt from CTA registration in reliance on an exemption under the CEA or the regulations promulgated thereunder.

G. The Sub-Adviser agrees to promptly notify the Adviser if any of the above representations, warranties and covenants ceases to be true.

9.	STATUS AND CFTC DISCLOSURE RELIEF

A.       The Sub-Adviser is registered as a commodity trading advisor (“CTA”) under the CEA and is a member of the NFA.

B.       The Adviser acknowledges that the Sub-Adviser intends to treat the account of each of the Fund(s) as an “exempt account” under CFTC Regulation 4.7(c). Accordingly, the Adviser hereby represents that each of the Fund(s) is a “qualified eligible person” under CFTC Regulation 4.7 (“Qualified Eligible Person”). The Adviser hereby consents to the treatment of the account of each of the Fund(s) with the Sub-Adviser as an “exempt account” within the meaning of CFTC Regulation 4.7(c).

C.       The Sub-Adviser understands that the Adviser has claimed an exclusion from Commodity Pool Operator registration pursuant to CFTC Rule 4.5, with respect to each Fund, and that to remain eligible for this exclusion, each Fund must comply with certain limitations, including limits on trading in commodity interests, and restrictions on the manner in which the Fund markets its commodity interests trading activities. The Sub-Adviser further understands and agrees that it will manage each Fund’s assets in such a manner that will permit continued reliance on the CFTC Rule 4.5 exclusion.

D.       The Sub-Adviser agrees to promptly notify the Adviser if any of the above representations, warranties and covenants ceases to be true.

10.	SERVICES NOT EXCLUSIVE

The services provided by the Sub-Adviser pursuant to this Agreement are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory or other services to others and to engage in other activities. It is understood and agreed that the directors, officers and employees of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, managers, trustees, directors, officers or employees of any other firm or corporation; provided, however, that such other services and activities do not, during the term of this Agreement, interfere in a material manner with the Sub-Adviser’s ability to meet its obligations hereunder.

11.	CONFIDENTIALITY, PRIVACY POLICY, INFORMATION SECURITY AND BUSINESS CONTINUITY

A.       Confidentiality. Each party to this Agreement agrees that it shall treat as confidential, and not disclose to any third party, any information (including the Sub-Adviser’s investment advice) provided to it (“Receiving Party”) by the other party (“Disclosing Party”) that is marked “Confidential” or that reasonably should be known to be confidential, including the investment activities or holdings of the Fund(s) (collectively, “Confidential Information”) except to the extent expressly permitted or required under applicable laws and regulations. All Confidential Information that a Disclosing Party provides to a Receiving Party shall not be used by the Receiving Party for any purpose not permitted under this Agreement. The foregoing (a) shall not be applicable to any information that is publicly available when provided by the Disclosing Party or which thereafter becomes publicly available other than in contravention of this Agreement or any confidentiality obligation known to the Receiving Party, (b) shall not prevent disclosure or use of any Confidential Information to the extent necessary to render the services or perform the obligations pursuant to this Agreement, provided that any disclosure to a third party is made subject to confidentiality obligations, and (c) shall not prevent disclosures expressly permitted or required under applicable law, rule or regulation subject to compliance with the following. If a Receiving Party becomes legally compelled (by interrogatories, requests for information or documents, subpoenas, civil investigative demands, applicable regulations or similar processes) to disclose any Confidential Information, the Receiving Party agrees to provide (to the extent practicable and not prohibited under applicable law) the Disclosing Party with prompt notice of that request(s) so that the Disclosing Party may seek an appropriate protective order or other appropriate remedy and/or waive the Receiving Party’s compliance with the provisions of this Agreement. If that protective order or other remedy is not obtained by the date that the Receiving Party must comply with the request, or if the Disclosing Party waives compliance with the provisions of this Agreement, the Receiving Party agrees to furnish only that portion of the Confidential Information which is legally required in the reasonable opinion of its counsel, and to exercise commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to that portion of the Confidential Information which is being furnished or disclosed. For the avoidance of doubt, each party shall be permitted to disclose Confidential Information received hereunder as necessary to (i) broker-dealers and other intermediaries in connection with the execution of portfolio transactions for a Fund, and (ii) affiliates of the Trust permitted to receive the Confidential Information and other service providers of the Trust that are subject to duties of confidentiality, including a duty not to trade on non-public information, imposed by law or agreement.

B.       Privacy Policy. The Sub-Adviser acknowledges that nonpublic customer information (as defined in SEC Regulation S-P, including any amendments thereto) of customers of the Fund(s) received from the Adviser, if any, is subject to the limitations on redisclosure and reuse set forth in Regulation S-P, and any other laws and regulations applicable to customer nonpublic personal information, and agrees such information (i) shall not be disclosed to any third party for any purpose without the written consent of the Adviser unless permitted by exceptions set forth in Regulation S-P and (ii) shall be safeguarded pursuant to procedures adopted pursuant to Regulation S-P if so required.

C.       Information Security. The Sub-Adviser shall protect against unauthorized access to or use of Fund and shareholder information that could result in substantial harm or inconvenience to any Fund or shareholder. The Sub-Adviser agrees to notify the Adviser as soon as possible of any information security breach or acquisition of Fund or shareholder information by an unauthorized person, and agrees to comply with all applicable data breach notice requirements applicable to customer nonpublic personal information.

D.       Business Continuity. The Sub-Adviser shall maintain comprehensive disaster recovery and business continuity measures that are in accordance with applicable law and within industry standards in all material respects, and shall provide an overview of its disaster recovery and business continuity program upon request by the Adviser, including a discussion of its disaster coverage and the aspects of its business covered by the program. The Sub-Adviser shall conduct testing on its data protection program not less frequently than annually.

12.	USE OF AFFILIATES AND SUB-CONTRACTORS

Notwithstanding anything to the contrary in this Agreement, the Sub-Adviser may not sub-contract or delegate all or any part of the investment advisory services described in this Agreement to any other entity, including any entity affiliated with it, without written permission from the Adviser. The Sub-Adviser may delegate to, or sub-contract with, an affiliate or a third party to perform any accounting, administrative, reporting, proxy voting or ancillary services reasonably required by the Sub-Adviser to perform its functions under this Agreement, provided that (i) any such third parties shall be responsible for performing the applicable services, and shall be bound by the obligations and restrictions, set forth in this Agreement with respect to the Sub-Adviser; and (ii) Sub-Adviser will act in good faith with commercially reasonable due diligence in the selection and use of any third-party service provider and will conduct reasonable oversight and supervision of third-party services. For avoidance of doubt, the Sub-Adviser may provide information about the Fund(s) to any such affiliate or third party described herein for the purpose of providing the services contemplated under this clause. Any such sub-contract or delegation in accordance with this section, however, shall not relieve the Sub-Adviser of its responsibilities to the Adviser hereunder with respect to any of the services that are subject to the sub-contract or delegation. Any compensation payable to a sub-contractor or delegate shall be the sole responsibility of the Sub-Adviser, and the Adviser shall have no obligations with respect thereto or otherwise arising under this Agreement.

13.	REGULATION

Both the Adviser and the Sub-Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

14.	TRUST BOOKS AND RECORDS

The Trust’s records relating to the services provided under this Agreement shall be the property of the Trust and shall be under its control; however, the Trust shall furnish to the Sub-Adviser such records and permit it to retain such records (either in original or in duplicate form) as it shall reasonably require in order to carry out its business or to comply with applicable laws and regulations. In the event of the termination of this Agreement, such other records shall promptly be returned to the Trust by the Sub-Adviser free from any claim or retention of rights therein, provided that the Sub-Adviser may retain any such records that are required by law or regulation.

15.	DURATION OF AGREEMENT

This Agreement shall become effective on the date first above written (and, with respect to any amendment, the date of the amendment), provided that this Agreement (or any such amendment) shall not take effect with respect to a Fund unless it has first been approved with respect to such Fund in the manner required by the Investment Company Act or any rules thereunder or in accordance with exemptive or other relief granted by the SEC or its staff. Any required shareholder approval shall be effective with respect to a Fund if a majority of the outstanding voting securities of that Fund vote to approve this Agreement, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of other or all of the Fund(s) covered by this Agreement.

This Agreement shall continue in effect with respect to a Fund for a period of two years from the date first set forth above, or for any additional Fund(s) added by amendment to this Agreement from the effective date of this Agreement with respect to such Fund(s), and shall continue in effect from year to year thereafter, or from year to year after the effective date for additional Fund(s), only so long as such continuance is specifically approved at least annually by (i) the Trust Board or the vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of the Fund, and (ii) a vote of a majority of the Trust Board members who are not “interested persons” (as defined in the Investment Company Act) of the Trust, the Funds, the Adviser or the Sub-Adviser (the “Independent Trustees”) in the manner required by the Investment Company Act or any rules thereunder or in accordance with exemptive or other relief granted by the SEC or its staff.

16.	TERMINATION OF AGREEMENT

A.       Termination. This Agreement may be terminated at any time with respect to any or all of the Fund(s), without the payment of any penalty, (i) by the Trust Board, including a majority of the Independent Trustees, or the vote of a majority of the outstanding voting securities of the applicable Fund(s), on sixty (60) days’ written notice to the Sub-Adviser and the Adviser, or (ii) by the Adviser or the Sub-Adviser on sixty (60) days’ written notice to the other party and the Trust. This Agreement will automatically terminate in the event the Advisory Agreement terminates for any reason. This Agreement will also terminate upon written notice by a party to the other party that the other party is in material breach of this Agreement, unless the party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.

B.       Assignment. Any assignment (as defined in the Investment Company Act) of this Agreement shall result in its automatic termination. The Sub-Adviser agrees to bear all reasonable expenses of the Trust, if any, arising out of an assignment of this Agreement by the Sub-Adviser.

C.       Reasonable Cooperation upon Notice of Termination. Upon receipt of a notice of termination from the Adviser, the Sub-Adviser shall, at the reasonable request of the Adviser, continue to perform the services under this Agreement, and shall cooperate with the transfer of data, records and other resources, including shareholder information and any confidential information, as instructed by the Adviser. Any notice of termination served on the Sub-Adviser by the Adviser shall be without prejudice to the obligation of the Sub-Adviser to complete transactions already initiated or acted upon with respect to a Fund.

D.       Survival. Notwithstanding any termination of this Agreement with respect to a Fund, Section 6 (liability and indemnification), Section 8(b) (notification of claims against the Sub-Adviser to the extent any such matter relates to a Fund), Section 21 (notice), and Section 25 (governing law) of this Agreement shall remain in effect after any such termination.

17.	AMENDMENTS TO THE AGREEMENT

This Agreement may be amended by the parties only by the mutual written agreement of the parties. No material amendment of this Agreement shall be effective until approved in the manner required by the Investment Company Act, any rules thereunder or any exemptive or other relief granted by the SEC or its staff. Any required shareholder approval shall be effective with respect to a Fund if a majority of the outstanding voting securities of that Fund vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of other or all of the Fund(s) affected by the amendment.

18.	WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, rule or regulation, (i) no provision of this Agreement and no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the provision, claim or right unless in a writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

19.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties with respect to the subject matter hereof.

20.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

21.	NOTICES

All notices required to be given pursuant to this Agreement shall be delivered in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt or sent by electronic transmission (via facsimile or email) to the address set forth below of each applicable party, or to such other address as the party entitled to receive the notice may designate in writing. Notices sent by registered or certified mail shall be deemed to have been given three business days after deposit of same in the mail. Notices delivered by overnight service shall be deemed to have been given one business day after delivery of the same to a postal service or private courier. Notices sent electronically shall be deemed to have been given when sent. Any notice or other document sent or delivered in any other manner shall be effective only if and when received.

If to the Adviser:	Symmetry Partners, LLC
151 National Drive
Glastonbury, CT 06033
Fax Number: 860.734.2070
E-mail Address: research@symmetrypartners.com

with a copy to: legal@symmetrypartners.com
compliance@symmetrypartners.com

If to the Trust:	Symmetry Panoramic Trust
151 National Drive
Glastonbury, CT 06033
Fax Number: 860.734.2070
E-mail Address: research@symmetrypartners.com

with a copy to: legal@symmetrypartners.com

If to the Sub-Adviser:	J.P. Morgan Investment Management Inc.
277 Park Avenue, Floor 08
New York, N.Y. 10017
Attention: Jessica Badillo, Vice President
E-mail Address: jessica.badillo@jpmorgan.com

22.	SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

23.	LIMITATION OF LIABILITY

The Adviser and the Sub-Adviser hereby expressly acknowledge that the Trust’s certificate of trust is on file in the Office of the Delaware Secretary of State and that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust are enforceable only against the assets of such series only, and not against the assets of the Trust generally or any other series thereof. The Adviser and the Sub-Adviser further acknowledge that an officer or trustee of the Trust, when acting in such capacity, is not personally liable to any person other than the Trust and its shareholders for any act, omission or obligation of the Trust or any trustee thereof.

24.	USE OF NAME

A.       The Adviser and any affiliate or agent thereof shall not make reference to or use the name or logo of the Sub-Adviser or any of its affiliates in any advertising or promotional materials relating to the Fund(s) without the prior approval of the Sub-Adviser (which such approval shall not be unreasonably withheld and shall be given within ten (10) days), except that the Adviser may make factual statements regarding the Sub-Adviser’s providing subadvisory services to the Fund(s) and make such other statements or disclosures as may be appropriate in light of their purpose or to comply with applicable laws and rules relating to the Fund(s) or the Adviser, and use the logo provided by the Sub-Adviser in such materials. Additionally, if material substantive changes are made to such materials thereafter, Adviser shall furnish to the Sub-Adviser the updated material for approval prior to first use, which approval shall be provided within ten (10) days and will not be unreasonably withheld, except that no such pre-approval will be required if the Adviser is making factual statements regarding the Sub-Adviser’s subadvisory services to the Fund(s) and such other statements or disclosures as may be appropriate in light of the purpose of the materials or to comply with laws and rules relating to the Fund(s) or the Adviser. Upon the termination of this Agreement with respect to a Fund, neither the Adviser nor any affiliate or agent thereof shall make reference to or use the name or logo of the Sub-Adviser or any of its affiliates in any advertising or promotional materials relating to the Fund, except that statements may be made regarding the Sub-Adviser’s prior services to the Fund(s) or as otherwise necessary to make the materials accurate, not misleading, or to comply with applicable laws and rules. Notwithstanding the above, for so long as the Sub-Adviser serves as subadviser to the Fund(s), Adviser may use the name “J.P. Morgan Investment Management Inc.” or “JPMorgan” in the Prospectus, registration statement, shareholder reports, and other filings with the SEC or other regulatory filings or otherwise provide documents to the SEC or its staff upon request in connection with the Fund(s), or after the Sub-Adviser ceases to serve as subadviser, if such usage is for the purpose of meeting a disclosure obligation under laws, rules, regulations, statutes and codes, whether state or federal, without the Sub-Adviser’s prior consent.

B.       The Sub-Adviser shall not use the name or any tradename, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof of the Adviser, the Trust, the Fund or any of their respective affiliates in its marketing, advertising, promotional or other business materials unless it first receives prior written approval of the Fund(s) and the Adviser (which such approval shall not be unreasonably withheld and shall be given within ten (10) days). Notwithstanding the above, for so long as the Sub-Adviser serves as subadviser to the Fund(s), Sub-Adviser may make reference to the Fund(s) as may be required by applicable laws or rules in any required filings with the SEC, or after the Sub-Adviser ceases to serve as subadviser, if such reference is for the purpose of meeting a disclosure obligation under laws, rules, regulations, statutes and codes, whether state or federal, without the Adviser’s prior consent.

C.       It is understood that the name of each party to this Agreement, and any derivatives thereof or logos associated with that name, is the valuable property of the party in question and its affiliates, and that each other party has the right to use such names pursuant to the relationship created by, and in accordance with the terms of, this Agreement only so long as this Agreement shall continue in effect.

25.	GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, and any of the applicable provisions of the Investment Company Act. To the extent that the laws of the State of Delaware, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

26.	COUNTERPARTS

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

27.	INTERPRETATION

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested person,” “assignment,” and “affiliated person,” as used herein shall have the meanings assigned to them by Section 2(a) of the Investment Company Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

SYMMETRY PARTNERS, LLC	J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:	/s/ David E. Connelly	By:	/s/ Jessica Badillo
	David E. Connelly		Jessica Badillo
	Principal		Vice President

APPENDIX A

TO

INVESTMENT SUB-ADVISORY AGREEMENT

The Adviser shall pay the Sub-Adviser monthly compensation computed daily at an annual rate equal to the following:

Funds	Annual Sub-Advisory Fee Rate
Symmetry Panoramic US Systematic Fixed Income Fund (SPUBX)	7 bps (0.07%)
Symmetry Panoramic Global Systematic Fixed Income Fund (SPGBX)	9 bps (0.09%)

*       Fee to be paid with respect to this Fund shall be based only on the portion of the Fund’s average daily net assets allocated to the Sub-Adviser by the Adviser (the “Allocated Portion”). The daily sub-advisory fee for the Allocated Portion is calculated by multiplying the aggregate net assets of the Allocated Portion at the close of the immediately preceding business day by the Annual Sub-Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year.